Exhibit 10.1

Shuttle Pharma Provides Corporate Update and Reports 2024 Results

GAITHERSBURG, Md., February 26, 2025 — Shuttle Pharmaceuticals Holdings, Inc. (Nasdaq: SHPH) (“Shuttle Pharma” or the “Company”), a discovery and development stage specialty pharmaceutical company focused on improving outcomes for cancer patients treated with radiation therapy (RT), today provided a corporate update in connection with the filing of its Annual Report on Form 10-K for the year ended December 31, 2024.

Shuttle Pharma’s recent highlights include the following:

●	Accelerated patient enrollment of the Company’s key Phase 2 clinical trial of Ropidoxuridine for treatment of patients with glioblastoma with 40% enrollment in the initial randomized portion. As of today, a total of 17 of the initial 40 patients have been enrolled, with 8 of the 17 patients having completed all seven cycles.
●	The Phase 2 trial is being conducted at nationally recognized cancer centers, including Georgetown University Medical Center, Allegheny Health Network (AHN) Cancer Institute, UNC Medical Center, the UVA Cancer Center, John Theurer Cancer Center at Hackensack University Medical Center, and Miami Cancer Institute, part of Baptist Health South Florida.
●	Continued advancement of the Company’s Diagnostics subsidiary through the entry of a sponsored research agreement with the University of California, San Francisco (UCSF) to advance pre-clinical development of a ligand to the prostate-specific membrane antigen (PSMA) as a potential diagnostic and therapeutic, or theranostic, molecule. Theranostic molecules are suitable for diagnosis and therapy of cancers.
●	Launched new corporate website highlighting Shuttle Pharma’s dual approach to Cancer Therapeutics and Diagnostics. Visit https://shuttlepharma.com/ to learn more about how Shuttle Pharma is developing novel therapies designed to increase cancer cure rates, prolong patient survival, and improve quality of life.
●	Management has made significant investments into the business, including the Company’s Chief Executive Officer, Dr. Anatoly Dritschilo, providing $237,500 along with other investors in a recent financing transaction.

“This past year has been highlighted by numerous scientific developments, led by the commencement of our Phase 2 clinical trial of Ropidoxuridine for treatment of patients with glioblastoma,” stated Shuttle Pharma’s Chairman and CEO, Anatoly Dritschilo, M.D. “We are more than one-third complete with the initial randomized portion of enrollment with a target to complete enrollment in the coming year. This clinical trial is critical to the broader radiation therapy industry as we look to leverage radiation sensitizers to increase cancer cure rates, prolong patient survival and improve quality of life for patients suffering from glioblastoma.”

“We have also made significant progress to advance our diagnostic subsidiary, Shuttle Diagnostics, where our approach is to offer prognosis and guide treatment decisions, with the goal of providing clinicians and patients with a means of measuring the potential for success of radiation therapy for their cancer treatment. Through the development of a PC-Rad test for predicting outcomes following radiation therapy for localized prostate cancer, and a PSMA-B ligand, a theranostic molecule offering diagnosis and therapeutics for metastatic prostate cancer, we offer a completely new way to predict success for a specific treatment.”

“2025 is set to be a year of scientific milestones. I look forward to the continued progress made as we aim to improve the lives of millions impacted by cancer and bring hope to patients and families around the world,” Dr. Dritschilo concluded.

About Shuttle Pharmaceuticals

Founded in 2012 by faculty members of the Georgetown University Medical Center, Shuttle Pharma is a discovery and development stage specialty pharmaceutical company focused on improving the outcomes for cancer patients treated with radiation therapy (RT). Our mission is to improve the lives of cancer patients by developing therapies that are designed to maximize the effectiveness of RT while limiting the side effects of radiation in cancer treatment. Although RT is a proven modality for treating cancers, by developing radiation sensitizers, we aim to increase cancer cure rates, prolong patient survival and improve quality of life when used as a primary treatment or in combination with surgery, chemotherapy and immunotherapy. For more information, please visit our website at www.shuttlepharma.com.

Safe Harbor Statement

Statements in this press release about future expectations, plans and prospects, as well as any other statements regarding matters that are not historical facts, may constitute “forward-looking statements.” These statements include, but are not limited to, statements concerning the development of our company. The words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “target,” “will,” “would” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including factors discussed in the “Risk Factors” section of Shuttle Pharma’s Annual Report on Form 10-K for the year ended December 31, 2024, filed with the SEC on February 26, 2025, as well other SEC filings. Any forward-looking statements contained in this press release speak only as of the date hereof and, except as required by federal securities laws, Shuttle Pharmaceuticals specifically disclaims any obligation to update any forward-looking statement, whether as a result of new information, future events or otherwise.

Shuttle Pharmaceuticals

Anatoly Dritschilo, M.D., CEO
240-403-4212
info@shuttlepharma.com

Investor Contacts

Lytham Partners, LLC
Robert Blum
602-889-9700
shph@lythampartners.com